Prospect Energy Corporation Enters Into Initial Revolving Credit Facility

NEW YORK, NY -- 02/21/2006 -- Prospect Energy Corporation (NASDAQ: PSEC) announced today that it has entered into an initial revolving credit facility (the "Facility") with Bank of Montreal as administrative agent and Harris Nesbitt Corp. as sole book runner and sole lead arranger.

The Facility is a $20 million senior secured revolving credit facility and will be used to supplement Prospect's equity capital to make additional portfolio investments. Prospect has invested a significant portion of its initial equity capital and expects to begin using the Facility in the coming months to support additions to the portfolio.

Prospect is also in discussions to expand the Facility into a larger facility of up to $100 million as the size and diversity of Prospect's investment portfolio continue to expand.

"We are pleased to have achieved this important milestone, securing an initial credit facility, for our business," said John Barry, Chairman and Chief Executive Officer of Prospect. "This facility gives us the flexibility to leverage and grow our portfolio in a cost effective way for our shareholders. We expect the size of this facility to increase in the future."

ABOUT PROSPECT ENERGY CORPORATION

Prospect Energy Corporation (www.prospectenergy.com) is a closed-end investment company that lends to and invests in energy-related businesses. Prospect Energy's investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Energy could have an adverse effect on Prospect Energy and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Prospect Energy Corporation
John Barry
Chairman and Chief Executive Officer
jbarry@prospectstreet.com

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-0702